Exhibit 10.5
L3HARRIS TECHNOLOGIES, INC. STOCK OPTION AWARD AGREEMENT TERMS AND CONDITIONS
(As of February 13, 2024)

1. Stock Option Award – Terms and Conditions; Acceptance of Award. Pursuant to the written notice or letter of award (which may be in electronic form) (the “Award Notice”) from L3Harris Technologies, Inc. (the “Company”) to the employee specified in the Award Notice (the “Employee”), the Company has granted to the Employee, on the grant date set forth in the Award Notice (the “Grant Date”) and on the terms and conditions set forth in the Award Notice and herein (these “Terms and Conditions” and together with the Award Notice, the “Agreement”), and under and otherwise subject to the provisions of the Company’s 2015 Equity Incentive Plan (as may be amended from time to time, the “Plan”), a Stock Option Award (the “Award”) consisting of a non-qualified stock option (the “Option”) to purchase such aggregate number of shares of common stock, $1.00 par value per share (the “Common Stock”), of the Company (a “Share”) issuable upon exercise of the Option at such designated exercise price per Share as each is set forth in the Award Notice. The Award must be accepted by the Employee using the acceptance method specified by the Company (which may be in electronic form) within ninety (90) days following the Grant Date (or, if the Employee is on a Company-approved leave of absence from the Company at any time during such 90-day period, then within ninety (90) days following the Employee’s return to active service with the Company from such leave of absence), and if not so accepted, the Award and the Option shall be automatically forfeited.

2. Vesting and Exercisability; Impact of Termination of Employment

(a) Except as set forth in Section 2(d) and Section 2(f), the Option shall not vest or be exercisable to any extent unless the Employee shall have remained continuously in the employ of the Company from the Grant Date through the date that is one (1) year following the Grant Date (the “Minimum Vesting Period”) and if such continuous employment through the Minimum Vesting Period:

(i) Is not satisfied, then the Option shall terminate immediately upon the Employee’s termination of employment with the Company.

(ii) Is satisfied, then except as otherwise provided in the Award Notice and subject to Section 2(d) and Section 2(f), the Option shall vest and become exercisable at the following times as to the following number of Shares, provided that the Employee shall have remained continuously in the employ of the Company until the applicable time for the Option to vest and become exercisable:

(A) After the end of one (1) year following the Grant Date and prior to the end of two (2) years following the Grant Date, not more than one-third of the aggregate number of Shares set forth in the Award Notice;

(B) After the end of two (2) years following the Grant Date and prior to the end of three (3) years following the Grant Date, not more than two-thirds of the aggregate number of Shares set forth in the Award Notice; and

(C) After the end of three (3) years following the Grant Date, the aggregate number of Shares set forth in the Award Notice.

During the lifetime of the Employee, the Option shall be exercisable only by the Employee and, except as otherwise provided in the Award Notice and subject to Section
2(d) and Section 2(f), only while the Employee continues as an Employee of the Company. Notwithstanding any other provision of these Terms and Conditions and the Agreement, the Option shall expire no later than the Expiration Date (as defined below) and shall not be exercisable thereafter.

(b) Qualifying Retirement. If, after the Employee satisfies continuous employment through the Minimum Vesting Period, the Employee ceases to be an employee of the Company due to:

(i)a Qualifying Early Retirement (as defined below), then the Option (A) to the extent unvested, shall immediately expire and be forfeited and (B) to the extent vested, may be exercised by the Employee but only until the Expiration Date; and

(ii)a Qualifying Full Retirement (as defined below), then the Option (A) to the extent unvested, shall continue to vest and become exercisable as specified in the Plan and the Award Notice as though the Employee continued employment through the applicable vesting date(s), and (B) to the extent vested, may be exercised by the Employee but only until the Expiration Date.

(c) Other Voluntary Termination; Involuntary Termination Other Than for Cause. If, after the Employee satisfies continuous employment through the Minimum Vesting Period and before an event described in Section 2(f), the Employee ceases to be an employee of the Company due to (i) voluntary termination by the Employee for any reason (other than Qualifying Early Retirement or Qualifying Full Retirement, in each case pursuant to and in accordance with Section 2(b)) or (ii) involuntary termination by the Company other than for Cause (as defined below), but excluding an involuntary termination that would be deemed to fall within the definition of a Qualifying Early Retirement or Qualifying Full Retirement, then the Option (x) to the extent unvested, shall immediately expire and be forfeited and (y) to the extent vested, may be exercised by the Employee but only until the earlier of (A) the date that is ninety (90) days following the date of the Employee so ceasing to be an employee of the Company or (B) the Expiration Date.

(d) Death or Disability. If, irrespective of the Minimum Vesting Period, the Employee ceases to be an employee of the Company due to the Employee’s death or Disability (as defined below), then the Option (i) shall immediately become fully vested and exercisable as to the aggregate number of Shares set forth in the Award Notice (to the extent not previously vested and exercisable as to any or all of such Shares) and (ii) may be exercised by the Employee’s Beneficiary (as defined below) or the Employee, as applicable, but only until the earlier of (A) the date that is one (1) year following the date of the Employee so ceasing to be an employee of the Company or (B) the Expiration Date.

(e) Termination for Cause. If the Employee ceases to be an employee of the Company due to a termination of the Employee’s employment for Cause, then the Option shall immediately expire and be forfeited in its entirety and shall not be exercisable to any extent, irrespective of whether it previously may have vested and become exercisable.

(f) Change in Control. If, irrespective of the Minimum Vesting Period, a
Change in Control of the Company occurs following the Grant Date and the Employee ceases thereafter to be an employee of the Company prior to the Option otherwise vesting and becoming exercisable as to the aggregate number of Shares set forth in the Award Notice due to either involuntary termination of employment of the Employee by the Company other than for Cause or voluntary termination of employment by the Employee for Good Reason (as defined below), then the Option (i) shall immediately become fully vested and exercisable as to the aggregate number of Shares set forth in the Award Notice (to the extent not previously vested and exercisable as to any or all of such Shares) and (ii) may be exercised by (A) the Employee, but only until the Expiration Date or (B) following the death of the Employee, by the Employee’s Beneficiary, but only until the earlier of (x) the date that is one (1) year following the date of the death of the Employee or (y) the Expiration Date.

Notwithstanding anything in these Terms and Conditions or the Agreement to the contrary, (x) if the Employee’s employment is terminated by the Company other than for Cause or Disability within sixty (60) days prior to a Change in Control of the Company that occurs following the Grant Date, and the Employee reasonably demonstrates that such termination was at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect such a Change in Control (a “Third Party”) and such a Change in Control involving such Third Party occurs, then for all purposes of these Terms and Conditions and the Agreement, the date of such Change in Control shall mean the date immediately prior to the date of such termination of employment; and (y) if a Change in Control of the Company occurs following the Grant Date and the Company or its successor does not assume or continue, or substitute equivalent securities for, the Option, or if for any other reason the Option would not continue after such Change in Control, then upon such Change in Control, the Option (i) shall immediately become fully vested and exercisable as to the aggregate number of Shares set forth in the Award Notice (to the extent not previously vested and exercisable as to any or all of such Shares) and (ii) if not exercised (following such accelerated or previous vesting) prior to such Change in Control, the Board Committee may provide for the settlement in cash of the Option, calculated as though the Option was exercised simultaneously with such Change in Control and based on the then Fair Market Value of a Share, and if so settled by the Board Committee, the Option shall automatically terminate. If, in such circumstances, the Board Committee does not provide for the cash settlement of the Option, then the Option shall terminate upon such Change in Control, subject to any provision that has been made by the Board Committee through a plan of reorganization or otherwise for the survival, substitution or exchange of the Option; provided that the Employee shall be given reasonable notice of such intended termination and an opportunity to exercise the Option prior to or upon such Change in Control. The Board Committee may make adjustments pursuant to the Plan and/or deem an acceleration of vesting of the Option pursuant to this paragraph to occur sufficiently prior to an event if necessary or deemed appropriate to permit the Employee to realize the benefits intended to be conveyed with respect to the Shares underlying the Option; provided, however, that, the Board Committee may reinstate the original terms of the Option if the related event does not actually occur. The provisions in this paragraph for the early termination of the Option in connection with a Change in Control of the Company supersede any other provision hereof that otherwise would allow for a longer term of the Option.

(g) For purposes of the Agreement:

(i) “Cause” shall have the meaning assigned to such term in the Plan.
Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. After a Change in Control of the Company that occurs following the Grant Date, (A) in the case of an employee who is appointed or elected by the Board as an officer of the Company (an “Officer”), Cause shall not exist unless and until the Company has delivered to the Employee a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board at a meeting of the Board called and held for such purpose (after thirty (30) days’ notice to the Employee and an opportunity for the Employee, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in the definition of “Cause” in the Plan has occurred and specifying the particulars thereof in detail; and (B) the Company must notify the Employee of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under the Agreement.

(ii) “Disability” means a total and permanent disability during which the Employee becomes entitled to a disability benefit under Title II of the Federal Social Security Act, as amended from time to time, or a total and permanent disability during which the Employee is entitled to receive disability benefits under the Company’s applicable long-term disability plan or would have been entitled to receive disability benefits under such long-term disability plan had the Employee participated in such plan.

(iii) “Employee’s Beneficiary” means a beneficiary or beneficiaries designated in writing by the Employee.

(iv) “Expiration Date” means the date that is ten year following the Grant Date.

(v) “Good Reason” means, without the Employee’s express written consent, the occurrence of any of the following events after a Change in Control of the Company that occurs following the Grant Date: (A) if the Employee is an Officer immediately prior to such Change in Control, (1) any materially adverse diminution of the Employee’s position(s), duties, responsibilities or status with the Company as in effect immediately prior to such Change in Control or (2) a material adverse change in the Employee’s reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control; (B) a reduction by the Company in the Employee’s rate of annual base salary, annual target cash incentive bonus opportunity or annual target long-term incentive opportunity (including any adverse change in the formula for such annual target cash incentive bonus opportunity and/or annual target long-term incentive opportunity) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter; or (C) any requirement of the Company that the Employee (1) be based anywhere more than fifty (50) miles from the facility where the Employee is located at the time of such Change in Control or (2) travel on Company business to an extent substantially greater than the travel obligations of the Employee immediately prior to such Change in Control.

Any event or condition described in this Section 2(g)(v) which occurs prior to a Change in Control of the Company that occurs following the Grant Date, but was at the request or suggestion of a Third Party who effectuates such Change in Control, shall constitute Good Reason following such Change in Control for purposes of these Terms and Conditions and the Agreement notwithstanding that it occurred prior to such Change in Control. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within fifteen (15) days after receipt of notice thereof given by the Employee shall not constitute Good Reason. The Employee must provide notice of termination of employment within ninety (90) days of the Employee’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under these Terms and Conditions and the Agreement.

Notwithstanding the foregoing, in the event of a Merger of Equals Transaction that otherwise constitutes a Change in Control, the Board Committee may determine prior to the consummation of such transaction to narrow or eliminate the Good Reason triggers set forth above. For this purpose, a “Merger of Equals Transaction” means a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”) where (A) more than 40% of the total voting power of the company resulting from such Business Combination (including, without limitation, any company which directly or indirectly has beneficial ownership of 100% of the Company’s then-outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”)) eligible to elect directors of such company is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to such Business Combination, (B) no person (other than any publicly traded holding company resulting from such Business Combination, or any employee benefit plan sponsored or maintained by the Company (or the company resulting from such Business Combination)) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the company resulting from such Business Combination, and (C) at least 50% of the members of the board of directors of the company resulting from such Business Combination were Incumbent Directors (as defined in the following clause) at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; and “Incumbent Directors” means individuals who, on January 1, 2020, constitute the Board, provided that any person becoming a director subsequent to January 1, 2020, whose appointment, election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall also be deemed to be an Incumbent Director; provided, however, that no individual initially elected, appointed or nominated as a director of the Company as a result of an actual or publicly threatened election contest with respect to directors or any other actual or publicly threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.

(vi) “Qualifying Early Retirement” means an Employee’s retirement or involuntary termination of employment by the Company for a reason other than Cause, in either case after the Employee has attained age sixty (60) with five (5) or more years of full-time service with the Company but prior to being eligible for a Qualifying Full Retirement; provided, that in order for an Employee’s retirement (but not involuntary termination) to be a Qualifying Early Retirement, the Employee (A) has given written notice, in form reasonably satisfactory to the Company, to the Employee’s supervisor, with a copy to the Vice President, Chief Human Resources Officer of the Company (or, if the Employee is the Vice President, Chief Human Resources Officer of the Company, to the Chief Executive Officer of the Company) that specifies the Employee’s intent to retire from the Company and the particular intended date of such retirement, which must be at least six (6) months after the date such written notice is given; and (B) has remained employed by the Company until the earlier of (1) the particular intended date of such retirement specified in such notice (or such other date as has been mutually agreed in writing between the Company and the Employee) or (2) the date on which the Employee ceases to be an employee of the Company due to death or Disability or involuntary termination of employment of the Employee by the Company other than for Cause, in each case following the delivery of such notice.
(vi) “Qualifying Full Retirement” means an Employee’s retirement or involuntary termination of employment by the Company for a reason other than Cause, in either case after the Employee has attained age sixty-five (65) with ten (10) or more years of full-time service with the Company; provided, that in order for an Employee’s retirement (but not involuntary termination) to be a Qualifying Full Retirement, the Employee (A) has given written notice, in form reasonably satisfactory to the Company, to the Employee’s supervisor, with a copy to the Vice President, Chief Human Resources Officer of the Company (or, if the Employee is the Vice President, Chief Human Resources Officer of the Company, to the Chief Executive Officer of the Company) that specifies the Employee’s intent to retire from the Company and the particular intended date of such retirement, which must be at least six (6) months after the date such written notice is given; and (B) has remained employed by the Company until the earlier of (1) the particular intended date of such retirement specified in such notice (or such other date as has been mutually agreed in writing between the Company and the Employee) or (2) the date on which the Employee ceases to be an employee of the Company due to death or Disability or involuntary termination of employment of the Employee by the Company other than for Cause, in each case following the delivery of such notice.

3. Exercise of Option. The Option may be exercised by delivering to the Company at the office of Stock Plan Administration (a) a written notice, signed by the person entitled to exercise the Option, stating the designated number of Shares such person then elects to purchase; provided, however, that in the discretion of the Company, notice sent through an approved electronic means may be substituted for a signed, written notice, (b) payment in an amount equal to the full exercise price for the Shares to be purchased, and (c) if the Option is exercised by any person other than the Employee, such as the Employee’s Beneficiary, evidence satisfactory to the Company that such person has the right to exercise the Option. Payment of the exercise price shall be made (x) in cash, (y) in previously acquired Shares, or (z) in any combination of cash and Shares. In addition to the foregoing, subject to the consent of the Company at the time of exercise in a manner consistent with Plan, the Option may be exercised in a “net exercise”, pursuant to which the Company shall reduce the number of Shares issuable upon exercise of the Option by the largest whole number of Shares with an aggregate Fair Market Value that does not exceed such exercise price and shall accept a cash or other payment from the undersigned to the extent of any remaining balance of such exercise price not satisfied by such reduction in the number of whole Shares to be issued (provided, however, that Shares will no longer be outstanding under the Option to the extent of such reduction in the number of whole Shares to be issued that are used to pay such exercise price pursuant to such “net exercise”). Shares tendered in payment of the exercise price that have been acquired through an exercise of a stock option must have been held at least six (6) months prior to exercise of the Option and shall be valued at the Fair Market Value on the date of such exercise. Upon the exercise of the Option, the Company shall cause the Shares in respect of which the Option shall have been so exercised to be issued and delivered by crediting such Shares without restriction on transfer to a book-entry account for the benefit of the Employee or the Employee’s Beneficiary maintained by the Company’s stock transfer agent or its designee, subject to applicable withholdings and satisfaction thereof (including, if the Company elects, through the Company retaining Shares otherwise issuable or cash otherwise to be delivered) as provided in Section 13.2 of the Plan. The Employee does not have any rights as a shareholder in respect of any Shares as to which the Option shall not have been duly exercised and no rights as a shareholder shall exist prior to the proper exercise of such Option.

4. Prohibition Against Transfer; Designation of Beneficiary. The Option and rights granted by the Company under these Terms and Conditions and the Agreement are not transferable except by will or by the laws of descent and distribution in the event of the Employee’s death. The Employee’s Beneficiary may exercise any rights or receive any benefits under Section 2(d) following the Employee’s death. To be effective, such designation must be made in accordance with such rules and on such form as prescribed by the Company for such purpose, which completed form must be received by the office of Stock Plan Administration prior to the Employee’s death. If the Employee fails to designate a beneficiary, or if no designated beneficiary survives the Employee’s death, the Employee’s estate shall be deemed the Employee’s Beneficiary. Without limiting the generality of the foregoing, except as aforesaid, the Option may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.

5. Protective Covenants. In consideration of, among other things, the grant of the Option to the Employee, the Employee acknowledges and agrees, by acceptance of the Option, to the following provisions:

(a) Non-Solicitation. During the Protective Covenant Period, the Employee shall not, directly or indirectly, individually or on behalf of any other employer or any other business, person or entity: (i) recruit, induce, Solicit or attempt to recruit, induce or Solicit any Individual Employed by the Company to terminate, abandon or otherwise leave or discontinue employment with the Company; or (ii) hire or cause or assist any Individual Employed by the Company to become employed by or provide services to any other business, person or entity whether as an employee, consultant, contractor or otherwise.

(b) Customer and Potential Customer Non-Interference. During the Protective Covenant Period, the Employee shall not, directly or indirectly, individually or (i) on behalf of any other employer or any other business, person or entity, entice, induce, Solicit or attempt or participate in enticing, inducing or Soliciting, any Customer or Potential Customer of the Company

to cease or reduce or refrain from doing business with the Company; or (ii) on behalf of any Competitive Business, entice, induce, Solicit, or attempt or participate in enticing, inducing or Soliciting or accept or attempt or participate in accepting, business from any Customer or Potential Customer of the Covered Unit(s).

(c) Non-Competition. During the Protective Covenant Period, the Employee shall not, directly or indirectly, as an employee, independent contractor, consultant, officer, director, manager, principal, lender or investor engage or otherwise participate in any activities with, or provide services to, a Competitive Business, without the prior written consent of the Vice President, Chief Human Resources Officer of the Company or other designated executive officer of the Company (which consent shall be at such officer’s discretion to give or withhold). Nothing in this Section 5(c) shall preclude the Employee from owning up to 1% of the equity in any publicly traded company.

(d) No Disparagement or Detrimental Comments. During the Employee’s employment with the Company and thereafter, the Employee shall not, directly or indirectly, make or publish, or cause to be made or published, any statement, observation or opinion, whether verbal or written, that criticizes, disparages, defames or otherwise impugns or reasonably may be interpreted to criticize, disparage, defame or impugn, the character, integrity or reputation of the Company or its products, goods, systems or services, or its current or former directors, officers, employees, agents, successors or assigns. Nothing in this Section 5(d) is intended or should be construed to prevent the Employee from providing truthful testimony or information to any person or entity as required by law or fiduciary duties or as may be necessary in the performance of the Employee’s duties in connection with the Employee’s employment with the Company.

(e) Confidentiality. During the Employee’s employment with the Company and thereafter, the Employee shall not use or disclose, except on behalf of the Company and pursuant to and in compliance with its direction and policies, any Confidential Information of (i) the Company or (ii) any third party received by the Company which the Company is obligated to keep confidential. This Section 5(e) will apply in addition to, and not in derogation of, any other confidentiality or non-disclosure agreement that may exist, now or in the future, between the Employee and the Company.

(f) Consideration and Acknowledgment. The Employee acknowledges and agrees to each of the following: (i) the Employee’s acceptance of the Award and Option and participation in the Plan is voluntary; (ii) the benefits and rights provided by the Agreement and Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments; (iii) the benefits and compensation provided under the Agreement are in addition to the benefits and compensation that otherwise are or would be available to the Employee in connection with the Employee’s employment with the Company and the grant of the Option is expressly contingent upon the Employee’s agreement with the Company contained in Sections 5 and 6; (iv) the scope and duration of the restrictions in Section 5 are fair and reasonable; (v) if any provisions of Sections 5(a), (b), (c), (d) or (e), or any part thereof, are held to be unenforceable, the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, such provision shall then be enforceable, and if the provision is not capable of being modified or revised so that it is enforceable, it shall be excised from these Terms and Conditions without affecting the enforceability of the remaining provisions; and (vi) the time period of the Employee’s obligations under Sections 5(a), (b) and (c) shall be extended by a period equal to the length of any breach of those obligations by the Employee, in addition to any and all other remedies provided by these Terms and Conditions or otherwise available to the Company at law or in equity. The Employee further understands and acknowledges that nothing contained in the Agreement limits the Employee’s ability (1) to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other Federal, state or local governmental agency or commission (“Government Agencies”); (2) to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; or (3) under applicable
United States Federal law to (x) disclose in confidence trade secrets to Federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (y) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(g) Definitions. For purposes of Section 5 of these Terms and Conditions, the following definitions shall apply:

(1) “Competitive Business” means any business, person or entity that is engaged, or planning or contemplating to engage within a period of twelve (12) months, in any business activity that is competitive with the business and business activities engaged in by the Covered Unit(s).

(2) “Confidential Information” means confidential, proprietary or trade secret information, whether or not marked or otherwise designated as confidential, whether in document, electronic or other form, and includes, but is not limited to, information that is not publicly known regarding finances, business and marketing plans, proposals, projections, forecasts, existing and prospective customers, vendor identities, employees and compensation, drawings, manuals, inventions, patent applications, process and fabrication information, research plans and results, computer programs, databases, software flow charts, specifications, technical data, scientific and technical information, test results and market studies.

(3) “Company” means, and shall be deemed to include, the Company and any Subsidiary.

(4) “Covered Unit(s)” means: (i) during the period of the Employee’s employment with the Company, each business unit of the Company; and (ii) following the Employment Termination Date, each business unit of the Company in or for which the Employee was employed or to which the Employee provided services or about which the Employee obtained or had access to Confidential Information, in each case of this clause (ii) at any time within the twenty-four (24)-month period prior to the Employment Termination Date. The Employee acknowledges and agrees that if the Employee is or was employed at a segment level, the Employee is providing or has provided services to and for, and has obtained and has or had access to Confidential Information about, each business unit of such segment; and if the Employee is or was employed at the corporate/headquarters level, the Employee is providing or has provided services to and for, and has obtained and has or had access to Confidential Information about, each business unit of the Company.

(5) “Customer” means, with respect to the Company or the Covered Unit(s), as the case may be, any business, person or entity who purchased any products, goods, systems or services from the Company or such Covered Unit(s) at any time during the preceding twenty-four (24) months (or, if after the Employment Termination Date, the last twenty-four (24) months of the Employee’s employment with the Company) and either with whom the Employee dealt in the course of performing the Employee’s job duties for the Company or about whom the Employee has or had Confidential Information.
(6) “Employment Termination Date” means the date of termination of the Employee’s employment with the Company, voluntarily or involuntarily, for any reason, with or without Cause or Good Reason.

(7) “Individual Employed by the Company” means any employee of the Company with whom the Employee dealt in the course of performing the Employee’s job duties at any time during the preceding twelve (12) months (or, if after the Employment Termination Date, the last twelve (12) months of the Employee’s employment with the Company).

(8) “Potential Customer” means, with respect to the Company or the Covered Unit(s), as the case may be, any business, person or entity targeted during the preceding twelve (12) months (or, if after the Employment Termination Date, the last twelve (12) months of the Employee’s employment with the Company) as a customer to purchase any products, goods, systems or services from the Company or such Covered Unit(s) and (i) with whom the Employee had direct or indirect contact, (ii) for whom the Employee participated in the development or execution of the plan to sell products, goods, systems or services of the Company or such Covered Unit(s), or (iii) about whom the Employee otherwise has or had Confidential Information.

(9) “Protective Covenant Period” means the period of the Employee’s employment with the Company and the twelve (12) month period following the Employment Termination Date.

(10) “Solicit” and “Soliciting” mean any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any actions; provided, for purposes of Section 5(a), the term “Solicit” excludes the placement of general advertisements inviting applications for employment that are not targeted to employees of the Company generally or any specific employees of the Company.

6. Remedies for Breach of Section 5.

(a) Forfeiture and Clawback. The Employee agrees, by acceptance of the Award and the Option, that if the Employee breaches any provision of Sections 5(a), (b), (c), (d) or (e), in addition to any and all other remedies available to the Company, (i) the Option, whether vested or unvested, shall upon written notice (which may be in electronic form) immediately terminate and lapse and shall no longer be exercisable as to any Shares; and (ii) the Employee shall within five (5) business days following receipt of written demand therefore pay to the Company in cash, the amount of the excess of the Fair Market Value on the exercise date of any Shares the Employee acquired upon exercise of the Option (other than any Shares acquired upon exercise of the Option more than twelve (12) months before (x) the Employment Termination Date in the situation where the Employee is no longer employed by the Company, or (y) the date of such breach in the situation where the Employee is employed by the Company), over the exercise price for such Shares.

(b) Forum. The Employee agrees, by acceptance of the Option, that any judicial action brought with respect to the provisions of Sections 5 or 6 of these Terms and Conditions may be filed in the United States District Court for the Middle District of Florida or in the Circuit Court

of Brevard County, Florida and hereby consents to the jurisdiction of such courts and waives any objection he/she may now or hereafter have to such venue.

(c) Change in Control. If a Change in Control of the Company occurs following the Grant Date and the Employee ceases thereafter to be an employee of the Company in a circumstance set forth in Section 2(f) herein, the provisions of Sections 5 and 6 shall immediately terminate and be of no further force and effect.

7. Securities Law Requirements. The Company shall not be required to issue shares upon exercise of the Option unless and until: (a) such shares have been duly listed upon each stock exchange on which the Company’s Common Stock is then registered; and (b) a registration statement under the Securities Act of 1933, as amended, with respect to such Shares is then effective.

8. Board Committee Administration. The Board Committee shall have authority, subject to the express provisions of the Plan as in effect from time to time, to construe these Terms and Conditions and the Agreement and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Board Committee necessary or desirable for the administration of the Plan. The Board Committee may correct any defect or supply any omission or reconcile any inconsistency in these Terms and Conditions and the Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

9. Incorporation of Plan Provisions. These Terms and Conditions and the Agreement are made pursuant to the Plan, the provisions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan. In the event of a conflict between the terms of these Terms and Conditions and the Agreement and the Plan, the terms of the Plan shall govern.

10. Compliance with Section 409A of the Code. The Agreement and the Plan are intended to be exempt from the provisions of Section 409A of the Code to the maximum extent permitted by applicable law. To the extent applicable, it is intended that the Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Employee. The Agreement and the Plan shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Employee). If the Award is subject to Section

409A of the Code, a retirement or termination of employment shall not be deemed to occur for purposes of any provision of the Agreement providing for the payment of any amounts upon or following retirement or termination of employment unless such retirement or termination is also a “separation from service” within the meaning of Section 409A of the Code, and for purposes of any such provision in the Agreement, references to a “termination,” “termination of employment,” “retire,” “retirement” or like terms shall mean “separation from service.” Notwithstanding anything in the Agreement to the contrary, if the Award is subject to Section 409A of the Code, and if the Employee is a “Specified Employee” (within the meaning of the Company’s Specified Employee Policy for 409A Arrangements) as of the date the Employee ceases to be an employee of the Company, then if there is a payout of the Award, such payout shall be delayed until and made during the seventh calendar month following the calendar month during which the Employee ceased to be an employee of the Company (or, if earlier, the calendar month following the calendar month of the Employee’s death) to the extent required by Section 409A of the Code. Notwithstanding the foregoing, no particular tax result for the Employee with respect to any income recognized by the Employee in connection with the Agreement is guaranteed, and the Employee solely shall be responsible for any taxes, penalties or interest imposed on the Employee in connection with the Agreement. Reference to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

11. Data Privacy; Electronic Delivery. By acceptance of the Award and the Option, the Employee acknowledges and agrees that: (a) data, including the Employee’s personal data, necessary to administer the Agreement may be exchanged among the Company and its Subsidiaries and affiliates as necessary, and with any vendor engaged by the Company to assist in the administration of equity awards; and (b) unless and until revoked in writing by the Employee, information and materials in connection with the Agreement or any awards under the Plan, including, but not limited to, any prospectuses and plan document, may be provided by means of electronic delivery (including by e-mail, by web site access and/or by facsimile).

12. Miscellaneous. These Terms and Conditions and the other portions of the Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States; and (c) except as permitted under Sections 3.2, 12 and 13.6 of the Plan and Section 8 and
10 of these Terms and Conditions, may not be amended in a manner that would materially impair the rights of the Employee without the written consent of both the Company and the Employee. The Agreement shall not in any way interfere with or limit the right of the Company or any Subsidiary to terminate the Employee’s employment or service with the Company or any Subsidiary at any time, and no contract or right of employment shall be implied by these Terms and Conditions and the Agreement of which they form a part. For purposes of these Terms and Conditions and the Agreement, (i) employment by the Company or any Subsidiary or a successor to the Company shall be considered employment by the Company; (ii) the closing of a divestiture or other sale of assets or a business of the Company or any Subsidiary (regardless of transaction structure) that results in the Employee no longer being employed by the Company or any Subsidiary shall, for purposes of Section 2(c) and Section 2(f) of these Terms and Conditions, be treated as an involuntary termination of employment of the Employee by the Company other than for Cause (for avoidance of doubt, even if the Employee retains the same employment position with the acquirer following such closing); and (iii) references to “termination of employment,” “cessation of employment,” “ceases to be employed,” “ceases to be an employee” or similar phrases shall be deemed to have occurred as of the last day actually worked (as determined by the

Company), and shall not include any notice period or any period of severance or separation pay or pay continuation (whether required by law or custom or otherwise provided) following the last day actually worked, provided, however, if the Award is subject to Section 409A of the Code and further such determination of the last day worked shall be consistent with the applicable requirements of Section 409A of the Code; provided, however, that if the Company terminates the Employee’s employment as a result of the Employee’s Disability or as a result of the Employee’s failure to return to work when the Employee does not have, or no longer has, a Disability, then the last day actually worked shall mean the day of such termination, and, if the Award is subject to Section 409A of the Code, the day of such termination is consistent with the applicable requirements of Section 409A of the Code. If the Award is assumed or a new award is substituted therefor in any corporate reorganization (including, but not limited to, any transaction of the type referred to in Section 424(a) of the Code), employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of the Award to be employment by the Company.